Exhibit 1A-12.1

Law Offices of Jarvis J. Lagman

Attorney at Law

Email: jlagman@lagmanlegal.com

Telephone: (917) 923-8413

December 26, 2018

Board of Directors

Aviation Mining Solutions, Inc.

170 S. William Dillard Dr,. Ste. 1-100

Gilbert, AZ, 85233, USA

RE:	Aviation Mining Solutions, Inc.

Offering Statement on Form 1-A

Ladies and Gentlemen:

We are acting as counsel to Aviation Mining Solutions, Inc., a Delaware Corporation (the “Company”) with respect to the preparation and filing of an offering statement on Form 1-A (“Offering Statement”). The Offering Statement covers the contemplated sale of up to 3,400,000 shares of its common stock at $1.00 per share offered by the holders thereof (the "Shares").

We have examined the Certificate of Incorporation and the By-Laws of the Company, the relevant provisions of the Delaware General Corporation Law, the relevant records of the State of Delaware and have made inquiries of the principals of the Company. As to various questions of fact material to such opinion, where relevant facts were not independently established, we have relied upon statements of officers of the Company or representations contained in the Registration Statement. We have assumed, without independent investigation or review, the accuracy and completeness of the facts and representations and warranties contained in the documents referenced above or otherwise made known to us.

Based upon and relying solely upon the foregoing, we advise you that in our opinion, the Shares have been duly authorized and are validly issued, fully paid and non-assessable.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. This opinion is issued to you solely for use in connection with the Registration Statement.

This opinion letter is limited to the application of the laws of the State of Delaware and the federal laws of the United States, and we express no opinion as to the laws of any other jurisdictions. Our opinions and statements expressed herein are limited to those matters expressly set forth herein, and no opinion may be implied or inferred beyond the matters expressly stated herein.

Sincerely,

/s/ Jarvis J. Lagman, Esq.

Law Offices of Jarvis J. Lagman, Esq.